Exhibit 99.1
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July 12, 2005



David Micek
President and CEO
Eagle Broadband, Inc.
101 Courageous Drive
League City, TX  77573

Dear Mr. Micek,

By way of this letter, I am formerly tendering my resignation as a member of the Eagle Broadband, Inc. board of directors. My resignation is effective as of the date reflected above.

I am tendering my resignation for personal reasons and to dedicate more of my time to the pursuit of other opportunities. It has been interesting and challenging experience over the last several years and I wish you the best on a personal and professional level.

With respect to various of our conversations leading up to my resignation today, I want to be clear that I am not aware of any matters of non-compliance regarding operations, practices, or policies.

Sincerely,




                                            /s/ David Weisman
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                                            David Weisman